Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

IMMIX BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457	(h)	1,340,136	$1.98	(2)	$2,653,470	$0.00011020	$293
Fees Previously Paid
	Total Offering Amounts									$293
	Total Fees Previously Paid									-
	Total Fee Offsets (3)									-
	Net Fee Due									$293

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of  Immix Biopharma, Inc. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated 2021 Omnibus Equity Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act by averaging the high and low sales prices of the Registrant’s Common Stock reported on The Nasdaq Capital Market on June 8, 2023.

(3) The Registrant does not have any fee offsets.

-1-